Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made by and between (i) Julie Larner (hereinafter “Larner”) and (ii) PJ Food Service, Inc. and Papa John’s International, Inc. (hereinafter collectively, “Papa John’s”).

W I T N E S S E T H:

WHEREAS, Larner has resigned effective May 2, 2009 as part of an executive management team transition; and

WHEREAS, Larner acknowledges that she was given this Agreement on April 28, 2009, and informed that she has twenty-one (21) days to consider it and after discussions with Papa John’s she voluntarily agrees to its terms; and

WHEREAS, the parties wish to clarify and memorialize certain agreements made between them in regard to such employment and separation of employment;

NOW, THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

1.	Larner’s employment with Papa John’s separated effective May 2, 2009 (the “Separation Date”).

2.
Upon execution of this Agreement, Papa John’s shall provide Larner the following benefits, as specific consideration for the release and waiver contained in Paragraph 3 below, to which Larner acknowledges she is not otherwise entitled:

(a)
Within fifteen (15) days after the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Larner a lump sum equal to Larner’s current salary (less all applicable withholdings) for 16 months.

(b)
Within fifteen (15) days after the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Larner a lump sum payment in the amount of $13,044.78, less all applicable withholdings, which is the Q1 Management Incentive Plan (MIP) payout Larner would have received had she remained employed on the date bonus checks are issued.

(c)
Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Larner a lump sum payment in the amount of $1,966.00, less all applicable withholdings, which is an estimate of the P4 QSIP payout Larner would have received had she remained employed on the date bonus checks are issued.

(d)
Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Larner a lump sum payment in the amount of $1,269.00, less all applicable withholdings, which is an estimate of the P5 QSIP payout Larner would have received had she remained employed on the date bonus checks are issued.

(e)
Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Larner a lump sum payment in the amount of $7,150.00, less all applicable withholdings, which is an estimate of the value of certain unvested stock options of Larner.

(f)
Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Larner a lump sum payment in the amount of $31,900.00, less all applicable withholdings, which is an estimate of the value of other certain unvested stock options of Larner issued on December 31, 2008.

(g)
Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Larner a lump sum payment in the amount of $34,942.29, less all applicable withholdings, representing 23 days of unused vacation.

(h)	Should Larner elect COBRA continuation coverage of any health or dental benefits provided by Papa John’s, Papa John’s shall pay Larner’s COBRA premiums for sixteen months.

(i)
Papa John’s agrees to provide outplacement services to Larner from Right Management Consultants.  It shall be Larner’s obligation to contact Right Management Consultants at (502) 473-1515 to obtain these services.  Larner must begin use of these services within one month of the execution of this Agreement.  Papa John’s will pay the outplacement services provider directly for the cost of the services for Larner.

(j)
All other benefits cease effective the day of separation set forth in Paragraph 1 above; provided, however, any amounts held in trust in the Papa John’s 401(k) or Deferred Compensation plans for the benefit of Larner shall continue to be held in trust for Larner within the parameters of the existing plans.  In addition, any stock options held by Larner that are vested as of the day of separation shall remain exercisable and subsequently terminate pursuant to the terms of the stock ownership plan under which such options were issued.

3.
Larner, for herself and her heirs, personal representatives, successors and assigns, does hereby release and forever discharge Papa John’s, and its affiliate corporations, subsidiaries or other entities of any type or nature, their successors, assigns, agents, representatives, employees, officers, directors, trustees, and shareholders, insurers, reinsurers, from any and all causes of action, claims, demands, suits, damages, sums of money, attorneys’ fees, and/or judgments (hereinafter “damages”) arising at any time prior to and through the date of the execution of this Agreement which might have been asserted against Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers or any affiliated corporations, subsidiaries or entities by Larner, or on her behalf, including but not limited to any which may have been asserted against Papa John’s by or on behalf of Larner relating to her employment by Papa John’s or the separation of her employment, including vacation pay, profit sharing plans, stock option plans, retirement plans or any benefit plans of any type or nature, and any claims for discrimination of any type under any federal, state or local law or regulation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, and the Family and Medical Leave Act, and the Americans with Disabilities Act, except for any claims arising under this Agreement.

4.
Papa John’s, for itself and its successors, assigns, agents, representatives, employees, officers, directors, trustees, and shareholders, insurers, reinsurers and any affiliated corporations or entities of any type or nature successors and assigns, does hereby release and forever discharge Larner, her heirs, personal representatives, successors and assigns from any and all causes of action, claims, demands, suits, damages, sums of money, attorneys’ fees, and/or judgments (hereinafter “damages”) arising at any time prior to and through the date of the execution of this Agreement which might have been asserted against Larner, her heirs, personal representatives, successors and assigns by Papa John’s, or on its behalf, including but not limited to any which may have been asserted against Larner relating to her employment by Papa John’s or the separation of her employment, except for any claims arising under this Agreement.

5.
Larner understands and agrees that should any amount of the payment made to Larner by Papa John’s under this Agreement be deemed taxable, Larner is solely liable for any taxes normally owed by Larner of whatever kind due by reason of this payment of money, and should any state or federal tax authority determine that any or all of such payment constitutes income subject to federal or state taxes, including but not limited to income tax, or social security laws, then Larner agrees to indemnify and hold harmless Papa John’s for any and all liability of whatever kind incurred by it on this payment, including, but not limited to taxes, levies, assessments, fines, interest, and penalties.

6.
Larner acknowledges that, during the course of her employment, she was exposed to information confidential and proprietary to Papa John’s.  Larner agrees that, unless otherwise required by law, she will not disclose to any third party any information that is confidential or proprietary to Papa John’s, and that she has returned to Papa John’s all documents containing any confidential or proprietary information relating to Papa John’s, including all electronic files and any other mediums whatsoever.  In the event Larner is notified she may be required by law to disclose any such information to a third party, Larner agrees, unless prohibited by law, to contact the office of General Counsel, at least three (3) business days prior to the date of the proposed disclosure so that Papa John’s may take any steps it deems necessary to evaluate and protect against such disclosure.

7.
Larner agrees that she will execute, as of the date of execution of this Agreement, the attached Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), which amends her November 6, 1996 Confidentiality Agreement.  The attached Confidentiality Agreement is hereby reiterated and incorporated by reference herein and is material to Papa John’s in its decision to enter into this Agreement.  Larner agrees that she has received sufficient consideration for the Confidentiality Agreement both during her employment and pursuant to this Agreement.

8.
Larner further warrants that she has returned any and all property of Papa John’s in her possession, including but not limited to any key card, key fob, office keys, corporate credit card, telephone and computer. Larner also warrants that, within thirty (30) days of the date of separation, she will submit any outstanding expense reports to the office of General Counsel for reimbursement.  Papa John’s and Larner agree that Papa John’s may deduct any outstanding advances or other amounts owed to Papa John’s from the amounts referenced in Paragraph 2 of this Agreement.

9.
Larner agrees to cooperate fully with Papa John’s and make herself available for participation in all business and/or legal proceedings, as needed by Papa John’s, upon reasonable notice.  Papa John’s agrees to reimburse Larner for any and all reasonable expenses incurred by Larner as a result of such participation.  Larner agrees she will not voluntarily participate or testify in any proceeding adverse to Papa John’s, except to the extent required by law.  Larner agrees she will notify Papa John’s within three (3) business days by contacting the office of General Counsel in response to any order, subpoena, deposition notice, or any other discovery request issued by or through a state or federal court or governmental agency or any other authority having the power to issue such an order, subpoena, deposition notice, or discovery request, unless prohibited by law or regulation from doing so.  Larner further agrees not to intentionally disparage or intentionally make derogatory comments about Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated corporations or entities, or John H. Schnatter and/or his family and/or other officers or employees of Papa John’s at any time after her employment with Papa John’s ceases.  Papa John’s agrees it will instruct its officers and directors not to intentionally disparage or intentionally make derogatory comments about Larner at any time after her employment with Papa John’s ceases.

10.
Papa John’s and its representatives, hereby agree not to publish, discuss or release any information to any person concerning Larner’s employment by Papa John’s or the separation of her employment, except as required by law, and except that upon request for employment information, Papa John’s will verify Larner’s employment dates and position held.  Papa John’s and Larner, their agents and representatives, agree to keep the fact and amount of this settlement in strict confidence, and not to disclose this document, its contents, or the subject matter to any person other than their attorneys, spouse, income tax preparers, or accountants, except as required by law.

11.
The parties declare each has carefully read this Agreement.  Larner was informed, and both parties understand they have the right to and should consult with an attorney prior to executing this Agreement.  After consultation with counsel, both parties agree to the terms of this Agreement for purposes of making a full and final adjustment and resolution of the matters contained herein.

12.	The parties understand and agree that this Agreement does not and shall not constitute an admission by one party of any violation of any law or right of the other.

13.
This Agreement constitutes the entire understanding and agreement between the parties as to the subject matter hereof and the terms of this Agreement may not be waived, modified or supplemented except in writing by all parties hereto.  The parties further acknowledge that this Agreement may be revoked within seven (7) days from the execution hereof and that the Agreement shall not become effective or enforceable until after the revocation period has ended without revocation.  Larner agrees that any revocation shall be submitted to Papa John’s in writing to the attention of the office of General Counsel.

14.
Should this Agreement be held invalid or unenforceable (in whole or in part) with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

15.	This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

16.	This Agreement shall not be valid unless signed by both parties.

/s/ Julie Larner	7-6-09
Signature of Julie Larner	Date

Julie Larner
Name Printed

PJ Food Service, Inc.
Papa John’s International, Inc.

/s/ Chris J. Sternberg	7-6-09
Papa John’s Representative	Date

Christopher J. Sternberg	SVP and General Counsel
Papa John’s Representative Name Printed	Title